Exhibit 10.1

Execution Copy

SENIOR SUBORDINATED TERM LOAN AGREEMENT

Dated as of June 3, 2009

between

QUANTUM CORPORATION,

as the Borrower,

and

EMC INTERNATIONAL COMPANY,

as the Lender

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5.18	Solvency	31
5.19	Casualty, Etc.	31
5.20	Permitted Refinancing Indebtedness	31
5.21	Senior Subordinated Indebtedness	31

ARTICLE VI AFFIRMATIVE COVENANTS		31
6.01	Financial Statements	31
6.02	Notices	31
6.03	Preservation of Existence, Etc.	32
6.04	Use of Proceeds	32
6.05	Further Instruments and Acts	32

ARTICLE VII NEGATIVE COVENANTS		32
7.01	Fundamental Changes	32

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		33
8.01	Events of Default	33
8.02	Remedies upon Event of Default	35

ARTICLE IX		35

SUBORDINATION		35
9.01	Agreement of Subordination	35
9.02	Payments To Lender	35
9.03	Subrogation Of Term Loan	38
9.04	Notice To Lender	38
9.05	Lender’s Relation To Existing Senior Indebtedness	39
9.06	No Impairment Of Subordination	39
9.07	Existing Senior Indebtedness Entitled To Rely	40

ARTICLE X MISCELLANEOUS		40
10.01	Amendments, Etc.	40
10.02	Notices and Other Communications; Facsimile Copies.	40
10.03	No Waiver; Cumulative Remedies	41
10.04	Expenses; Indemnity; Damage Waiver	42
10.05	Payments Set Aside	43
10.06	Successors and Assigns	43
10.07	Right of Setoff	44
10.08	Interest Rate Limitation	44
10.09	Counterparts; Integration; Effectiveness	45
10.10	Survival of Representations and Warranties	45
10.11	Severability	45
10.12	Governing Law; Jurisdiction; Etc.	45
10.13	WAIVER OF JURY TRIAL	46

ii

SCHEDULE

5.03	Certain Authorizations
5.05	Surviving Indebtedness; Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property
5.09	Environmental Matters
5.11	Tax Matters
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
9.02	Notice Information

EXHIBITS

Form of

A	Exchange Loan Agreement
B	Borrowing Notice
C	Term Note
D	Solvency Certificate
E	Opinion Matters – Section 4.01
F	Opinion Matters – Section 4.02

iii

SENIOR SUBORDINATED TERM LOAN AGREEMENT

This SENIOR SUBORDINATED LOAN AGREEMENT (“Agreement”) is entered into as of June 3, 2009, between QUANTUM CORPORATION, a Delaware corporation, as the borrower (the “Borrower”) and EMC INTERNATIONAL COMPANY, an entity organized under the laws of the Republic of Ireland and having its principal place of business in Bermuda, as the lender (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01.

PRELIMINARY STATEMENTS:

(1) Subject to the terms and conditions contained herein, the Borrower has requested that (a) the Lender make a term loan to the Borrower on the Closing Date in an aggregate principal amount up to $100,000,000, the proceeds of which will be used by the Borrower, subject to the limitations and conditions set forth herein, to refinance up to $117,000,000 aggregate principal amount of its 4.375% convertible subordinated notes due August 1, 2010 (the “Subordinated Notes”) purchased by the Borrower pursuant to its tender offer therefor commenced on March 27, 2009, as extended (the “Tender Offer”).

(2) The Lender has indicated its willingness to so lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceleration” means acceleration of the Loans (as defined in the Existing Senior Secured Loan Agreement) pursuant to Section 8.02 of the Existing Senior Secured Loan Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the preamble hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Notice” means a notice of the Term Loan pursuant to Section 2.02 which shall be substantially in the form of Exhibit B.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 14% per annum.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, obligations contained in or required by permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that the term Equity Interests shall not include any obligation that constitutes Indebtedness by reason of the fact that such Indebtedness by its terms is or may be convertible into common stock of the obligor thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or a receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the failure of the Borrower or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (h) the application for a minimum funding waiver with respect to a Pension Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Loan Agreement” has the meaning specified in the proviso to Section 2.04.

“Exchange Loan Closing Date” has the meaning specified in Section 4.02(b).

“Exchange Loan Collateral Documents” means such security agreements, pledge agreements, guaranties, security agreement supplements, intellectual property security agreements or other similar agreements delivered to Lender in order to create a first priority security interest in substantially all assets (other than real property) of the Borrower and its domestic Subsidiaries, including without limitation, substantially all personal and mixed property of the Borrower, and a first priority security interest in 100% of the capital stock of each domestic Subsidiary of the Borrower and 66% of the voting capital stock and 100% of the non-voting capital stock of each foreign Subsidiary that is owned directly by the Borrower or any guarantor and all intercompany debt (subject to certain permitted encumbrances as provided in the Exchange Loan Agreement); provided, however, that the Borrower shall not be required to take any action in any foreign jurisdiction to perfect its Lien on any personal or mixed property of Borrower or any capital stock of any foreign Subsidiary except to the extent that (i) the Lender determines in its reasonable credit judgment that the benefits of taking such actions outweigh the burdens imposed on Borrower by taking such actions and (ii) the Lender requests that the Borrower takes such actions.

“Exchange Loan Documents” means, collectively, (a) the Exchange Loan Agreement, (b) the Senior Secured Exchange Notes, if any, and (c) the Exchange Loan Collateral Documents.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction or any political subdivision thereof under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise treated as doing business (other than a jurisdiction or political subdivision in which the Lender or any other recipient would not have been treated as doing business but for and solely as a result of its having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document) or, in the in the case of the Lender, in which its applicable Lender’s office is located and (b) any

United States withholding tax that is imposed on amounts payable to the Lender at the time such Lender becomes a party hereto (or designates a new Lender’s Office) or any tax that is attributable to such Lender’s failure or inability (other than as a result of a change in law after the date such Lender becomes a party hereto) to comply with Section 3.01(e); except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lender’s Office (or assignment) to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Senior Indebtedness” has the meaning specified in Section 9.01.

“Existing Senior Secured Credit Agreement” means the Senior Secured Credit Agreement, dated as of July 12, 2007, among the Borrower, as the borrower, Credit Suisse, as the administrative agent and collateral agent, and the lenders party thereto.

“Fundamental Change” means any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, binding share exchange, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of the Borrower’s common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that: (a) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (b) is approved, or immediately after the transaction or event will be approved, for quotation on any system of automated dissemination of quotations of securities prices.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, in the case of any Guarantee of the type set forth in clause (b) above, if recourse to such Person for such Indebtedness is limited to the assets subject to such Lien, then such Guarantee shall be a Guarantee hereunder solely to the extent of the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, hazardous wastes and all other substances, wastes and materials that are considered or deemed to be, or regulated as, hazardous or toxic under applicable Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person on a marked-to-market basis under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses incurred in the ordinary course of business which are not outstanding for more than 75 days after the same are billed or invoiced or 135 days after the same are created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the value of such property securing such obligations;

(f) all Attributable Indebtedness and all Off-Balance Sheet Liabilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than any payment made solely with common Equity Interests or Qualified Preferred Equity Interests of such Person) in respect of (i) any Equity Interests in such Person or any other Person or (ii) any warrants, rights or options to acquire such Equity Interests, in either case valued, in the case of redeemable preferred interests, at its liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date, commencing June 30, 2009.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Laws” means, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means the Lender’s address or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge or preference or priority over assets or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (i) this Agreement and (ii) the Note, if any.

“Material Adverse Effect” means (a) the occurrence of an event or condition that has had, or would reasonably be expected to have, a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries, taken as a whole; or (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

“Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) if there shall have occurred (A) any replacement, refunding (but not including any repayment in full of the Secured Obligations as described in clause (iii) below) or refinancing of the Existing Senior Secured Credit Agreement or (B) any amendment or restatement having the effect of any of the foregoing or entered into in connection with any transfer of a substantial portion of the commitments or loans under the Existing Senior Credit Agreement in one transaction or a series of related transactions, the later of one day after such occurrence or August 1, 2010 or (iii) if the Secured Obligations shall have been paid in full, the later of one day after such payment in full or August 1, 2010.

“Maximum Rate” has the meaning specified in Section 10.08.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue (or would accrue but for the commencement of a case under any Debtor Relief Law) after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities, settlement amounts and other termination payments and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any obligation described in clause (a) that the Lender, in its sole discretion to the extent not expressly prohibited by the Loan Documents, may elect to pay or advance on behalf of the Borrower.

“OEM Agreement” means the Third Amended and Restated Embedded Software License and Distribution Agreement dated as of March 27, 2009, by and between EMC Corporation, a Massachusetts corporation, and Borrower.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes (including any intangible or mortgage recording taxes), charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Blockage Notice” has the meaning specified in Section 9.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust (including a business trust), joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Qualified Preferred Equity Interests” means preferred Equity Interests that (a) have no mandatory redemption feature exercisable on a date earlier than 180 days after the Maturity Date, (b) have no requirements for the payment of dividends or other distributions in cash on a date earlier than 180 days after the Scheduled Maturity Date and (c) contain covenants, if any, no more restrictive than those customarily found in a high-yield debt offering.

“Refinancing” means any of the events described in clause (ii) of the definition of Maturity Date.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates and the successors and assigns of each such Person.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance, treasurer, assistant treasurer, secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Scheduled Maturity Date” means September 30, 2014.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning assigned to it in the Existing Senior Secured Credit Agreement.

“Senior Secured Agent” means each agent, in such capacity, from time to time party to the Existing Senior Secured Credit Agreement.

“Senior Secured Lenders” means the lenders from time to time party to the Existing Senior Secured Credit Agreement.

“Senior Secured Exchange Loan” means senior secured term loans made by Lender (or Lenders) to Borrower to pay in full the Term Loan pursuant to the proviso to Section 2.04.

“Senior Secured Exchange Notes” means the promissory note(s) of the Borrower payable to the Lender (or Lenders), in substantially the form attached as an exhibit to the Exchange Loan Agreement, evidencing the aggregate indebtedness of the Borrower to the Lender (or Lenders) resulting from the Senior Secured Exchange Loan, if any, made by the Lender (or Lenders).

“Significant Subsidiary” has the meaning assigned to it under Rule 405 of the Securities Exchange Act of 1934.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities as the same become due and payable. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indenture” means the Borrower’s Indenture dated as of July 30, 2003, with U.S. Bank National Association, as Trustee, governing the Subordinated Notes.

“Subordinated Notes” has the meaning specified in the preliminary statements hereto.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surviving Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries outstanding immediately before and after giving effect to the occurrence of the Closing Date and described in Schedule 5.05 hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Benefit” has the meaning specified in Section 3.01(f).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning specified in the preliminary statements hereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Term Loan made by the Lender.

“Transaction” means, collectively, (a) the entering into the Loan Documents by the Borrower, (b) the refinancing in full and cancellation of up to $117,000,000 aggregate principal amount of Subordinated Notes purchased by the Borrower pursuant to the Tender Offer and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrower within five Business Days after the Borrower’s request therefor to the Lender (unless the making or giving thereof is prohibited or enjoined by any applicable Law or any order of any Governmental Authority); provided that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification.

“United States” and “U.S.” mean the United States of America.

“Warrant Agreement” has the meaning assigned to it in the OEM Agreement.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the Borrower and not in the individual capacity of such officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE TERM LOAN

2.01 The Term Loan. Subject to the terms and conditions set forth herein, on the Closing Date the Lender agrees to make a single draw term loan (the “Term Loan”) to the Borrower in an amount up to $100,000,000. The Term Loan borrowed under this Article II and repaid or prepaid may not be reborrowed.

2.02 Term Loan Borrowing. (a) The Term Loan shall be made upon the Borrower’s notice to the Lender, which may be given by telephone. Such notice must be received by the Lender not later than 2:00 p.m. three Business Days prior to the requested date of the Term Loan (or such shorter period as the Borrower and the Lender may agree). A telephonic notice by the Borrower pursuant to this Section 2.02 must be confirmed promptly by delivery to the Lender of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Borrowing Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of the Term Loan to be borrowed and (iii) remittance instructions. The Borrower may revoke the Borrowing Notice at any time on or prior to the Business Day immediately preceding the requested date of the Term Loan specified in such Borrowing Notice; provided that if the Borrower revokes the Borrowing Notice, then, in such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of the Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant hereto shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) Following receipt of the Borrowing Notice and upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the Term Loan available to the Borrower in immediately available funds to an account designated by the Borrower in writing.

2.03 Prepayments; Mandatory Offer to Purchase. (a) Optional. To the extent not prohibited by the Existing Senior Secured Credit Agreement, the Borrower may, at its option and without premium or penalty, prepay the Term Loan upon notice to the Lender in whole at any time or in part from time to time, plus all accrued and unpaid interest thereon; provided that such notice must be received by the Lender not later than 2:00 p.m. one Business Day prior to any date of prepayment of the Term Loan. Such notice shall specify the date and amount of such prepayment (which shall be the total principal amount of the Term Loan outstanding on the date of prepayment plus all accrued and unpaid interest thereon). The Borrower may revoke such notice at any time prior to the date specified therein.

(b) Mandatory. To the extent not prohibited by the Existing Senior Secured Credit Agreement, in the event that a Fundamental Change shall occur at any time prior to the Maturity Date, Lender in its sole discretion shall have the right to require the Borrower to prepay the Term Loan in whole or in part plus accrued and unpaid interest thereon. The Borrower shall deliver written notice of a Fundamental Change to the Lender by first-class mail no later than 10 days after the occurrence of a Fundamental Change. Any prepayment under this Section 2.03(b) shall be due and payable on or before the 30th day after such written notice (or if such 30th day is not a Business Day, the next succeeding Business Day).

2.04 Repayment of Term Loan. The Borrower shall repay to the Lender the aggregate principal amount of the Term Loan outstanding on the Maturity Date; provided that if the Maturity Date occurs prior to the Scheduled Maturity Date as a result of the Secured Obligations having been paid in full other than in connection with a Refinancing or an Acceleration and the conditions to issuance of the Senior Secured Exchange Loan in Section 4.02 have been satisfied, the Borrower may, in lieu of repaying the Term Loan in Dollars, upon notice to the Lender at least ten (10) Business Day’s prior to the Maturity Date, repay the Term Loan (i) with proceeds from the Senior Secured Exchange Loan borrowed from the Lender in principal amount equal to the outstanding principal amount of the Term Loan, which Senior Secured Exchange Loan shall be made pursuant to a loan agreement in substantially the form of Exhibit A (the “Exchange Loan Agreement”), and (ii) by paying to the Lender in cash all accrued and unpaid interest, costs, fees, indemnities, expenses and other amounts payable to the Lender (other than principal but including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) at the time of repayment of the Term Loan.

2.05 Interest.

(a) The Term Loan shall bear interest at 12% per annum.

(b) (i) If any Default or Event of Default has occurred and is continuing, all amounts payable by the Borrower under any Loan Document which are not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall bear interest at the Default Rate.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Computation of Interest. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue for the day on which the Term Loan is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07 Evidence of Indebtedness.

(a) The Term Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.

(b) Entries made in good faith by the Lender in its account or accounts pursuant to Section 2.07(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.08 Payments Generally; Application of Payments.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, except as provided in the proviso to Section 2.04.

(b) Any payments to be made by the Borrower to the Lender shall be applied by the Lender in the following order: (i) first, to the payment of outstanding fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III); (ii) second, to the payment of unpaid interest on the Term Loan to the extent such interest is past due; (iii) third, to the payment of unpaid interest on the Term Loan; and (iv) last, to the payment of unpaid principal of the Term Loan.

ARTICLE III

TAXES

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Indemnified Taxes or Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make any payment pursuant to this Section 3.01 to any Lender in respect of penalties and interest attributable to the gross negligence or willful misconduct of any Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lender. The Lender, if entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, shall deliver to the Borrower, at the time or times prescribed by applicable law and as are reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, the Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if the Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of the Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that the Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form),

(iv) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor form thereto), together with any information that is required by the Code and Treasury regulations promulgated thereunder and any additional information that the Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund or reduction of, or credit against, its liability for any Taxes or Other Taxes (other than a foreign tax credit) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01 (each a “Tax Benefit”), it shall pay to the Borrower an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the

Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of the Lender, and withholding at any amounts as required under applicable Law and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such Tax Benefit to such Governmental Authority. This subsection (f) shall not be construed to require the Lender to file its returns in a particular manner or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Tax Contests. If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid any additional amounts to Lender or for which indemnification has been demanded hereunder, the Lender shall reasonably cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes at the Borrower’s expense if so requested by the Borrower in writing, unless the Lender reasonably determines in good faith that doing so would be disadvantageous to it.

3.02 Survival. This Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness of this Agreement. The obligation of the Lender to make the Term Loan hereunder is subject to satisfaction, or waiver in accordance with Section 10.01, of the following conditions precedent:

(a) The Lender shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), each in form and substance satisfactory to the Lender and in such number of originals or copies as may be requested by the Lender:

(i) duly executed counterparts of this Agreement;

(ii) a Term Note duly executed by the Borrower in favor of the Lender, if requested by the Lender;

(iii) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party or is to be a party;

(iv) such documents and duly executed certifications as the Lender may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation and each other jurisdiction in which it conducts business, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Latham & Watkins LLP, counsel to the Borrower, addressed to the Lender, in substantially the form of Exhibit E;

(vi) a certificate of the chief executive officer, chief financial officer or an executive vice president of the Borrower either (A) attaching copies of all governmental, shareholder and third-party consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower of the Loan Documents, and such governmental, shareholder and third-party consents, licenses and approvals shall be in full force and effect, or (B) stating that no such governmental, shareholder or third-party consents, licenses or approvals are so required;

(vii) a certificate signed by the chief executive officer, chief financial officer or an executive vice president of the Borrower certifying (A) that the conditions specified in Sections 4.01(h) and (i) have been satisfied and (B) that since March 31, 2008 no Material Adverse Effect has occurred;

(viii) a certificate attesting to the Solvency of the Borrower, individually and together with its Subsidiaries, before and after giving effect to the Transaction (including the Term Loan made or to be made and other obligations incurred or to be incurred on the Closing Date), from the chief executive officer, chief financial officer or an executive vice president of the Borrower, substantially in the form of Exhibit D hereto;

(ix) a certified copy of the Warrant Agreement, together with all agreements, instruments and other documents delivered in connection therewith as the Lender shall request; and

(x) such other assurances, certificates, documents, information or consents as the Lender may reasonably require.

(b) To the extent invoiced to the Borrower, the Borrower shall have paid all accrued fees and expenses of the Lender (including the fees, disbursements and other charges of Skadden, Arps, Slate, Meagher & Flom LLP) that are due and payable on or before the Closing Date pursuant to Section 10.04;

(c) The Closing Date shall have occurred prior to June 10, 2009.

(d) All conditions to the consummation of the Tender Offer, other than the receipt of the proceeds of the Term Loan, shall have been satisfied and all Subordinated Notes that have been validly tendered in the Tender Offer and not properly withdrawn as of the Closing Date, up to $117,000,000 in aggregate principal amount, shall have been accepted for repurchase by the Borrower and, concurrently with the funding of the Term Loan, all such Subordinated Notes shall have been repurchased by the Borrower for cancellation and all obligations of the Borrower to the holders thereof shall have been satisfied.

(e) All governmental, shareholder and third-party approvals and consents which the Lender determines in its discretion to be necessary, desirable or advisable, in connection with the Transactions or the other transactions contemplated hereby shall have been received on terms and in a form satisfactory to the Lender and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(f) There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority (i) challenging or seeking damages or other relief in connection with any of the Transactions or the other transactions contemplated hereby, (ii) seeking to enjoin or prevent any of the Transactions or the other transactions contemplated hereby, (iii) that, in the opinion of the Lender, would otherwise materially and adversely affect any of the Transactions or the other transactions contemplated hereby or (iv) that has or could have a Material Adverse Effect on the Borrower or its Subsidiaries or any of the Transactions or the other transactions contemplated hereby.

(g) The Lender shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the Patriot Act.

(h) The representations, warranties and certifications of or on behalf of the Borrower contained in Article V or any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date (in each case both before and after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) or (b).

(i) No Default or Event of Default has occurred and is continuing, or would result from the making of the Term Loan or from the application of the proceeds therefrom.

(j) The OEM Agreement shall remain in full force and effect.

(k) The Warrant Agreement shall remain in full force and effect.

(l) The Lender shall have received a Borrowing Notice upon not less than three Business Days prior written notice of the Closing Date.

(m) The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

4.02 Conditions to Acceptance of Exchange Loan. The right of the Borrower to repay the Term Loan by entering into the Senior Secured Exchange Loan and the obligation of the Lender to accept the Senior Secured Exchange Loan as payment for the Term Loan pursuant to Section 2.04 is subject to the satisfaction of the following conditions precedent:

(a) The Borrower shall have provided to the Lender evidence acceptable to Lender of the payment in full of the Secured Obligations other than in connection with a Refinancing or Acceleration.

(b) The Lender shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated the date the Exchange Loan Agreement becomes effective (the “Exchange Loan Closing Date”) (or, in the case of certificates of governmental officials, a recent date before the Exchange Loan Closing Date), each in form and substance satisfactory to the Lender and in such number of originals or copies as may be requested by the Lender:

(i) duly executed counterparts of the Exchange Loan Agreement;

(ii) the Senior Secured Exchange Notes duly executed by the Borrower in favor of the each Lender, if requested by such Lender;

(iii) the Exchange Loan Collateral Documents, duly executed by the Borrower, together with:

(A) certificates representing the pledged interests (to the extent represented by certificates or instruments) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt (to the extent required thereby to be evidenced by an instrument) endorsed in blank,

(B) financing statements in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Lender may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the applicable Exchange Loan Collateral Documents, covering the collateral described therein,

(C) completed requests for information (the results of which shall be satisfactory to the Lender), dated on or before the Exchange Loan Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name the Borrower as debtor, together with copies of such other financing statements, and

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Exchange Loan Collateral Documents that the Lender may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created thereby (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements) and that all filing and recording taxes and fees (if any) have been paid;

(iv) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Exchange Loan Agreement and the other documents entered into in connection with the Exchange Loan Agreement to which the Borrower is a party or is to be a party;

(v) such documents and duly executed certifications as the Lender may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation and each other jurisdiction in which it conducts business, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Latham & Watkins LLP, or other counsel to the Borrower reasonably acceptable to the Lender, addressed to the Lender, containing opinions (in substantially the form of Exhibit F), assumptions, qualifications and other provisions, acceptable to Lender;

(vii) a certificate of the chief executive officer, chief financial officer or an executive vice president of the Borrower either (A) attaching copies of all governmental, shareholder and third-party consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Exchange Loan Documents to which it is a party, and such governmental, shareholder and third-party consents, licenses and approvals shall be in full force and effect or (B) stating that no such governmental, shareholder or third-party consents, licenses or approvals are so required; and

(viii) a certificate signed by the chief executive officer, chief financial officer or an executive vice president of the Borrower certifying that the conditions specified in Sections 4.02 (e) and (f) have been satisfied;

(c) All governmental, shareholder and third-party approvals and consents which the Lender determines in its discretion to be necessary, desirable or advisable, in connection with the transactions contemplated by the Exchange Loan Agreement shall have been received on terms and in a form satisfactory to the Lender and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(d) There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority (i) challenging or seeking damages or other relief in connection with any of the transactions contemplated by the Exchange Loan Agreement or (ii) seeking to enjoin or prevent any of the transactions contemplated by the Exchange Loan Agreement.

(e) The representations, warranties and certifications of or on behalf of the Borrower contained in the Exchange Loan Agreement and any other Exchange Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Exchange Loan Closing Date (in each case both before and after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(f) Immediately prior to the Exchange Loan Closing Date, no Default or Event of Default has occurred and is continuing under this Agreement.

(g) The Lender shall have received a borrowing notice pursuant to Section 2.04.

(h) The Lender shall have received such other assurances, certificates, documents, information or consents as the Lender may reasonably require.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01 Existence; Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with the requirements of (i) the Patriot Act and all other Laws and regulations relating to money laundering and terrorist activities and (ii) all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties except, in the case of this clause (ii), in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, and the consummation of the Transaction, are within the Borrower’s corporate, partnership or limited liability company or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of the terms of the Existing Senior Secured Credit Agreement, or any document enter into in connection therewith; (c) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law. Neither the Borrower nor or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement, any other Loan Document, or for the consummation of the Transaction, (b) the exercise by the Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect and, in the case of any authorizations, approvals, actions, notices or filings by, to or with any Governmental Authority, are listed on Schedule 5.03 hereto.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements, and each of the annual financial statements delivered pursuant to Section 6.01(a), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein.

(b) The most recent monthly unaudited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lender on or before the Closing Date, and the most recent quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein, subject, in the case of clauses (i) and (ii), to the absence of footnote disclosures and to normal year-end adjustments.

(c) As of the Closing Date, (i) part (a) of Schedule 5.05 sets forth all Surviving Indebtedness of the Borrower and its Subsidiaries, and (ii) part (b) of Schedule 5.05 sets forth all other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Closing Date, including liabilities for taxes and material commitments, to the extent not included in the financial statements delivered to the Lender on or before the Closing Date.

(d) Since March 31, 2008 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) The Borrower and each of its Subsidiaries has good record and legal title in fee simple to, or valid leasehold interests in, all real property necessary to the conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of the Borrower and its Subsidiaries is not subject to any Liens, other than Liens set forth on Schedule 5.08(b), or Liens of the type permitted by Section 7.01 of the Exchange Loan Agreement attached as Exhibit A.

5.09 Environmental Compliance.

(a) The Borrower is, and for the past three years has been, in compliance with the requirements of existing Environmental Laws, except in such instances where the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries or on any property formerly owned or operated by the Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries (as to formerly owned property, only during such ownership or operation).

(c) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries (as to formerly owned property, only during such ownership or operation) have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all U.S. federal, state, local and non-U.S. income Tax returns and reports and all other material Tax returns required to be filed, and have paid all U.S. federal, state, local, non-U.S. and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted or for which an extension has been granted and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Except as otherwise may be set forth on Schedule 5.11, neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement.

5.12 Labor Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.13 ERISA Compliance; Employee Benefit Plans.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would be reasonably expected to prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no Pension Plan has any “unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that either individually or in the aggregate could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that either individually or in the aggregate has resulted or could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate has engaged in a transaction with respect to a Plan that could reasonably be expected to result in a liability to the Borrower, where, in the case of any of the events set forth in clauses (i) through (v) above, the occurrence of such events would, individually or in the aggregate, reasonably be expected to result in a liability in excess of $15,000,000.

(d) Each of the Borrower and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.

5.14 Subsidiaries; Equity Interests; Loan Parties. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on part (a) of Schedule 5.14 free and clear of all Liens except those created under the security and collateral documents entered into in connection with the Existing Senior Secured Credit Agreement. The Borrower has no Equity Interests or other equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.14. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are described on part (c) of Schedule 5.14. Part (d) of Schedule 5.14 lists the address of its principal place of business of the Borrower and its U.S. taxpayer identification number. As of the Closing Date, the copy of the charter of the Borrower and each amendment thereto provided pursuant to Section 4.01(a)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.15 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Term Loan will be used to purchase or carry any margin stock (other than to repurchase Subordinated Notes pursuant to the Tender Offer) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) Neither the Borrower, nor any Subsidiary of the Borrower, is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of the Term Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

5.16 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) (together with the Borrower’s Form 10-Q for the quarter ended December 31, 2008, Form 10-K for the fiscal years ended March 31, 2007 and March 31, 2008 and all reports on Form 8-K filed by the Borrower since March 31, 2008 with the SEC) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed that (a) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (b) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

5.17 Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.17, the Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, and, to the knowledge of the Borrower, patents and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, the foregoing IP Rights, are without infringement, dilution or misappropriation with the rights of any other Person. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by the Borrower or any Subsidiary infringes, dilutes or misappropriates upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Borrower is, individually and together with its Subsidiaries, Solvent.

5.19 Casualty, Etc. Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

5.20 Permitted Refinancing Indebtedness. The Term Loan constitutes Permitted Refinancing Indebtedness (as defined in the Existing Senior Secured Credit Agreement). The repurchase of the Subordinated Notes pursuant to the transactions contemplated hereby with the proceeds of the Term Loan is permitted under the Existing Senior Secured Credit Agreement.

5.21 Senior Subordinated Indebtedness. The Obligations constitute senior subordinated indebtedness of the Borrower, junior to the “Obligations” under the Existing Senior Secured Credit Agreement and senior to all other Indebtedness of the Borrower. The Obligations do not constitute “Designated Senior Indebtedness” (or any comparable term) with respect to any subordinated Indebtedness of the Borrower.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Term Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) remains unpaid or unsatisfied, the Borrower shall:

6.01 Financial Statements. Deliver to the Lender:

(a) within 15 days after it files them with the SEC copies of the annual and quarterly reports, information, documents and other reports which the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (it being understood that the filing thereof with the SEC shall constitute delivery thereof to the Lender); provided, however, the Borrower shall not be required to deliver to the Lender any materials for which the Borrower has sought and received confidential treatment by the SEC; and

(b) in the event the Borrower is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, reports containing substantially the same information as would have been required to be filed with the SEC had the Borrower continued to have been subject to such reporting requirements and such reports shall be provided at the times the Borrower would have been required to provide reports had it continued to have been subject to such reporting requirements.

6.02 Notices. Deliver to Lender within 120 days after the end of each fiscal year of the Borrower, an officer’s certificate signed by two Responsible Officers of the Borrower stating that, in the course of the performance by the signers of their duties as Responsible Officers of the Borrower, they would normally have knowledge of any failure by the Borrower to comply with all conditions, or Default by the Borrower with respect to any covenants, under this Agreement, and further stating whether or not they have knowledge of any such failure or Default and, if so, specifying each such failure or Default and the nature thereof. In the event a Responsible Officer of the Borrower comes to have actual knowledge of a Default, regardless of the date, and without regard to any period of grace or requirement of notice provided hereunder, the Borrower shall deliver an officer’s certificate to the Lender within five Business Days of obtaining such actual knowledge specifying such Default and the nature and status thereof.

6.03 Preservation of Existence, Etc. Subject to Section 7.01, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises of the Borrower and each of its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right or franchise if its board of directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Lender.

6.04 Use of Proceeds. Use the proceeds of the Term Loan exclusively to refinance up to $117,000,000 aggregate principal amount of the Subordinated Notes purchased pursuant to the Tender Offer.

6.05 Further Instruments and Acts. Upon request of the Lender, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Term Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) shall remain unpaid or unsatisfied, the Borrower shall not:

7.01 Fundamental Changes. Consolidate with or merge into any other Person or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the Borrower shall not permit any Person to consolidate with or merge into the Borrower or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to the Borrower, unless:

(a) in the event that the Borrower shall consolidate with or merge into another Person or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, the Borrower shall be the surviving corporation or the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by such conveyance, transfer, sale, lease or disposition the Borrower’s properties and assets substantially as an entirety shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) in the event that the Borrower shall consolidate with or merge into another Person or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the entity surviving such transaction or transferee entity is not the Borrower, then such surviving or transferee entity shall expressly assume, by an assignment and assumption agreement executed and delivered to the Lender, in form reasonably satisfactory to the Lender, and all covenants, promises and agreements by or on behalf of the Borrower that are contained in this Agreement shall bind such surviving or transferee entity;

provided, however, that in each case, (x) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (y) the Borrower (or its successor, as the case may be) shall have delivered to the Lender an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, sale, lease or disposition and, if an assignment and assumption agreement is required in connection with such transaction, such assignment and assumption agreement, comply with this Section 7.01 and that all conditions precedent herein provided for relating to such transaction have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Borrower or another Subsidiary), which, if such assets were owned by the Borrower, would constitute the properties and assets of the Borrower substantially as an entirety, shall be deemed to be the transfer of the properties and assets of the Borrower substantially as an entirety.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower (i) fails to pay the principal of the Term Loan when the same becomes due and payable, or (ii) fails to pay interest on the Term Loan when the same becomes due and payable and such failure to pay continues for a period of 30 days; or

(b) Covenants. The Borrower fails to perform or observe any other covenant or warranty made in any Loan Document and such failure continues for a period of 60 days after written notice of such failure, requiring the Borrower to remedy the same, shall have been given to the Borrower by the Lender and such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”; or

(c) Involuntary Bankruptcy; Appointment of Receiver, etc. The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case or proceeding under any applicable Debtor Relief Law or (ii) a decree or order adjudging the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or any of its Subsidiaries that is a

Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(d) Voluntary Bankruptcy; Appointment of Receiver, etc. The commencement by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, of a voluntary case or proceeding under any applicable Debtor Relief Law, or the consent by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, to the entry of a decree or order for relief in respect of the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case or proceeding under any applicable Debtor Relief Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Borrower, or the filing by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal or state law in the context of a bankruptcy, insolvency or reorganization proceeding, or the consent by the Borrower to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or the making by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, of an assignment for the benefit of creditors, or the admission by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, expressly in furtherance of any such action.

(e) Cross-Default. Any Loan Party or any of its Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee arising under any agreement with the Lender or its Affiliates (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or indenture) for purposes of this clause of $5,000,000 or more, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness to the Lender or its Affiliates or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which failure is to cause, or to permit the Lender or its Affiliates or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare any or all of the unpaid principal amount of the Term Loan, any or all interest accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) increase the rate of interest applicable to the Term Loan to the Default Rate and exercise on behalf of itself all rights and remedies available to it under the Loan Documents and applicable law;

provided, however, that upon the occurrence of an Event of Default specified in Sections 8.01(c) and 8.01(d), the unpaid principal amount of the outstanding Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without any declaration or other act on the part of the Lender.

ARTICLE IX

SUBORDINATION

9.01 Agreement of Subordination. The payment or prepayment of the principal of and interest on the Term Loan hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full in cash, or other payment satisfactory to the Senior Secured Lenders, of all Obligations (as such term is defined under the Existing Senior Secured Credit Agreement) under the Existing Senior Secured Credit Agreement (the “Existing Senior Indebtedness”).

9.02 Payments To Lender.

(a) Subject to the provisions of Section 9.04, no payment shall be made with respect to the principal of or interest on the Term Loan if:

(i) a default by the Borrower in the payment or prepayment of principal of or interest on, or other payment obligations due on, the Existing Senior Indebtedness occurs and is continuing (or, in the case of Existing Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the Existing Senior Secured Credit Agreement); or

(ii) a default, other than a payment default as described in clause (i) above, on any Existing Senior Indebtedness occurs and is continuing that permits the Senior Secured Lenders to accelerate the maturity of the Existing Senior Indebtedness and the Borrower or the Lender receives a notice that such default has occurred and is continuing (a “Payment Blockage Notice”) from a Senior Secured Agent or a Senior Secured Lender.

(b) Subject to the provisions of Section 9.04, if the Borrower or the Lender receives any Payment Blockage Notice from any Senior Secured Agent or Senior Secured Lender pursuant to clause (ii) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Lender (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice.

(c) The Borrower may and shall resume payments on the Term Loan upon the earlier of:

(i) in the case of a default referred to in clause (a)(i) above, the date upon which all such payments due in respect of the Existing Senior Indebtedness have been paid in full in cash or other payment satisfactory to the Senior Secured Lenders, or

(ii) in the case of a default referred to in clause (a)(ii) above, the earlier of (A) the date on which such default is cured, waived or ceased to exist or (B) 179 days after the date on which the applicable Payment Blockage Notice is received, unless this Article IX otherwise prohibits the payment or distribution at the time of such payment or distribution; provided that if such Existing Senior Indebtedness has been accelerated, the Borrower shall make no payments on or distributions in respect of the Term Loan and the Lender shall not receive or retain any such payments or distributions until such Existing Senior Indebtedness has been paid in full in cash or other payment satisfactory to the Senior Secured Lenders or such acceleration has been cured or waived.

(d) Upon any payment by the Borrower, or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Borrower (whether voluntary or involuntary) or in the event of bankruptcy, insolvency, receivership, assignment for the benefit of creditors or similar proceedings, all amounts due or to become due upon the Existing Senior Indebtedness shall first be paid in full in cash, or other payments satisfactory to the Senior Secured Lenders, before any payment is made on account of the principal of the Term Loan; and upon any such dissolution or winding-up or liquidation or reorganization of the Borrower or bankruptcy, insolvency, receivership or other proceeding, any payment by the Borrower, or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Lender would be entitled, except for the provision of this Article IX, shall (except as aforesaid) be paid by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Lender if received by them or it, directly to the Senior Secured Lenders (pro rata to such Senior Secured Lender on the basis of the respective amounts of Existing Senior Indebtedness held by such Senior Secured Lender, or as otherwise required by law or a court order) or the Senior Secured Agent, to the extent necessary to pay the Existing Senior Indebtedness in full in cash, or other payment satisfactory to the Senior Secured Lenders, after giving effect to any concurrent payment or distribution to or for the Senior Secured Lenders, before any payment or distribution is made to the Lender.

(e) For purposes of this Article IX, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Borrower as reorganized or readjusted, or securities of the Borrower or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article IX with respect to the Term Loan to the payment of the Existing Senior Indebtedness which may at the time be outstanding; provided that (i) the Existing Senior Indebtedness is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the Senior Secured Lenders (other than leases which are not assumed by the Borrower or the new corporation, as the case may be) are not, without the consent of the Senior Secured Lenders, altered by such reorganization or readjustment. The consolidation of the Borrower with, or the merger of the Borrower into, another corporation or the liquidation or dissolution of the Borrower following the conveyance, transfer or lease of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article VII shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 9.02 if such other corporation shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions stated in Article VII.

(f) In the event of any acceleration of the Term Loan because of an Event of Default, no payment or distribution shall be made to Lender in respect of the principal of or interest on the Term Loan by the Borrower, except payments and distributions made by the Lender as permitted by Section 9.04, until the Existing Senior Indebtedness has been paid in full in cash or other payment satisfactory to the Senior Secured Lenders or such acceleration is rescinded in accordance with the terms of this Agreement. If payment of the Term Loan is accelerated because of an Event of Default, the Borrower shall promptly notify the Senior Secured Lenders of such acceleration.

(g) In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Lender before the Existing Senior Indebtedness is paid in full, in cash or other payment satisfactory to the Senior Secured Lenders, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the Senior Secured Lenders, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the Senior Secured Lenders or the Senior Secured Agent, as calculated by the Borrower, for application to the payment of the Existing Senior Indebtedness remaining unpaid to the extent necessary to pay the Existing Senior Indebtedness in full, in cash or other payment satisfactory to the Senior Secured Lenders, after giving effect to any concurrent payment or distribution to or for the Senior Secured Lenders.

(h) This Section 9.02 shall be subject to the further provisions of Section 9.04.

9.03 Subrogation Of Term Loan.

(a) Subject to the payment in full, in cash or other payment satisfactory to the Senior Secured Lenders, of the Existing Senior Indebtedness, the rights of the Lender shall be subrogated to the extent of the payments or distributions made to the Senior Secured Lenders pursuant to the provisions of this Article IX (equally and ratably with the holders of all indebtedness of the Borrower which by its express terms is subordinated to the Existing Senior Indebtedness of the Borrower to substantially the same extent as the Term Loan is subordinated to the Existing Senior Indebtedness and is entitled to like rights of subrogation) to the rights of the Senior Secured Lenders to receive payments or distributions of cash, property or securities of the Borrower applicable to the Existing Senior Indebtedness until the principal of and interest on the Term Loan shall be paid in full in cash or other payment satisfactory to the Senior Secured Lenders; and, for the purposes of such subrogation, no payments or distributions to the Senior Secured Lenders of any cash, property or securities to which the Lender would be entitled except for the provisions of this Article IX, and no payment over pursuant to the provisions of this Article IX, to or for the benefit of the Senior Secured Lenders by the Lender, shall, as between the Borrower, its creditors other than the Senior Secured Lenders, and the Lender, be deemed to be a payment by the Borrower to or on account of the Existing Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the Lender pursuant to the subrogation provisions of this Article IX, which would otherwise have been paid to the Senior Secured Lenders shall be deemed to be a payment by the Borrower to or for the account of the Term Loan. It is understood that the provisions of this Article IX are and are intended solely for the purposes of defining the relative rights of the Lender, on the one hand, and the Senior Secured Lenders, on the other hand.

(b) Nothing contained in this Article IX or elsewhere in this Agreement is intended to or shall impair, as among the Borrower, its creditors other than the Senior Secured Lenders, and the Lender, the obligation of the Borrower, which is absolute and unconditional, to pay to the Lender the principal of and interest on the Term Loan as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Lender and creditors of the Borrower other than the Senior Secured Lenders, nor shall anything herein or therein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article IX of the Senior Secured Lenders in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

(c) Upon any payment or distribution of assets of the Borrower referred to in this Article IX, the Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Lender, for the purpose of ascertaining the Persons entitled to participate in such distribution, the Senior Secured Lenders and other indebtedness of the Borrower, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article IX.

9.04 Notice To Lender.

(a) The Borrower shall give prompt written notice to the Lender of any fact known to the Borrower which would prohibit the making of any payment of monies to or by the Lender in respect of the Term Loan pursuant to the provisions of this Article IX. Notwithstanding the provisions of this Article IX or any other provision of this Agreement, the

Lender shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Lender in respect of the Term Loan pursuant to the provisions of this Article IX, unless and until the Lender shall have received written notice thereof from the Borrower or a Senior Secured Agent or a Senior Secured Lender; and before the receipt of any such written notice, the Lender shall be entitled in all respects to assume that no such facts exist; provided that if on a date not less than one Business Day prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of or interest on the Term Loan) the Lender shall not have received, with respect to such monies, the notice provided for in this Section 9.04, then, anything herein contained to the contrary notwithstanding, the Lender shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

(b) The Lender shall be entitled to rely on the delivery to it of a written notice by a Senior Secured Agent or a Senior Secured Lender to establish that such notice has been given by a Senior Secured Agent or a Senior Secured Lender. In the event that the Lender determines in good faith that further evidence is required with respect to the right of any Person as a Senior Secured Lender to participate in any payment or distribution pursuant to this Article IX, the Lender may request such Person to furnish evidence to the reasonable satisfaction of the Lender as to the amount of Existing Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article IX and if such evidence is not furnished the Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

9.05 Lender’s Relation To Existing Senior Indebtedness. With respect to the Senior Secured Lenders, the Lender undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article IX, and no implied covenants or obligations with respect to the Senior Secured Lenders shall be read into this Agreement against the Lender. The Lender shall not be deemed to owe any fiduciary duty to the Senior Secured Lenders and shall not be liable to any Senior Secured Lender if it shall pay over or deliver to the Borrower or any other Person money or assets to which any Senior Secured Lender shall be entitled by virtue of this Article IX or otherwise, provided that such pay over or delivery occurs prior to first Business Day after the Lender’s receipt of written notice of any fact that would prohibit the making of such payment of monies or delivery of assets to or by the Lender in respect of the Term Loan pursuant to the provisions of this Article IX.

9.06 No Impairment Of Subordination.

(a) No right of any Senior Secured Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such Senior Secured Lender, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

(b) Without limiting the generality of Section 9.06(a), the Senior Secured Lenders may, at any time and from time to time, without the consent of or notice to the

Lender, without incurring responsibility to the Lender and without impairing or releasing the subordination provided in this Article IX or the obligations hereunder of the Lender to the Senior Secured Lender, do any one or more of the following: (1) change the manner, place or terms of payment or the amount of interest, fees or other amounts payable, in respect of Existing Senior Indebtedness; (2) extend the time of payment of, or renew, increase or otherwise alter, Existing Senior Indebtedness, or amend, waive, or otherwise modify any terms of any instrument or agreement of any kind evidencing, guaranteeing, securing or otherwise affecting or relating to Existing Senior Indebtedness; (3) exchange, release, sell, fail to perfect any security interest or other Lien on or otherwise deal with, any property pledged, mortgaged or otherwise subject to a security interest or other Lien securing Existing Senior Indebtedness; (4) release any guarantor or any other Person liable in any manner for the payment or collection of Existing Senior Indebtedness; (5) exercise or fail to exercise any right, power, privilege, or remedy in respect of Existing Senior Indebtedness or under any instrument or agreement evidencing, guaranteeing, securing or otherwise affecting or relating to Existing Senior Indebtedness; (6) give or fail to give any notice, or take or fail to take any other action, required by law, by agreement or otherwise to preserve the rights of any Senior Secured Lenders or with respect to any property pledged, mortgaged or otherwise subject to a security interest or Lien securing Existing Senior Indebtedness; (7) perform or fail to perform any obligation of a Senior Secured Lender under any instrument or agreement evidencing, guaranteeing, securing or otherwise affecting or relating to Existing Senior Indebtedness; or (8) take or fail to take any action that might otherwise constitute a defense available to, or a discharge of, the Borrower or any guarantor or other Person liable in respect of Existing Senior Indebtedness or the Lender in respect of this Agreement; provided, however, that in no event shall any such actions limit the right of the Lender to take any action to accelerate the maturity of the Term Loan pursuant to Article VIII hereof or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement.

9.07 Existing Senior Indebtedness Entitled To Rely. The Senior Secured Lenders shall have the right to rely upon this Article IX, and no amendment or modification of the provisions contained herein (or in the definition of any defined term used in any of the provisions of this Article IX) shall diminish the rights of the Senior Secured Lender unless the Senior Secured Lenders shall have agreed in writing thereto.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices and Other Communications; Facsimile Copies.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver. (a)Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Lender and its Affiliates in connection with the preparation, execution and delivery of the Loan Documents (whether or not the Transaction shall be consummated) and the closing of the Loan hereunder (including, without limitation, (A) all reasonable due diligence, collateral review, arrangement, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Lender); provided that the Borrower shall not be required to reimburse the Lender for any costs and expenses in excess of $100,000 pursuant to this clause (i) and (ii) all costs and expenses of the Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, and all costs and expenses of the Lender and its Affiliates with respect to any negotiations arising out of any Default (including, without limitation, the fees and expenses of counsel for the Lender with respect thereto); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this 10.04(a) (which shall be selected by the Lender) unless, in the reasonable opinion of the Lender, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (other than lost profit), claims, damages, liabilities, costs and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of (A) the commitment papers related to financing the Transaction, (B) this Agreement, (C) any other Loan Document, (D) the use of proceeds of the Term Loan or (E) any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the contemplated use of the proceeds of Term Loan hereunder, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Subsidiaries or their respective officers, directors, employees or controlling persons).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Certain Payments on Behalf of Borrower. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender, in its sole discretion and the Borrower shall promptly (and in any event not later than ten Business Days after demand therefore) reimburse the Lender for such payment.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the replacement of the Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) The Lender may assign to one or more of its Affiliates all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it). Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01 and 10.04). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and, if necessary, an administrative agent to act on behalf of such lenders.

(c) The Lender, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of principal amount of the Term Loan owing to the Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Lender may treat the person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Failure to make a recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of the Term Loan.

10.07 Right of Setoff. Upon (a) the occurrence and during the continuance of an Event of Default, (b) an exercise of remedies under Section 8.02 or (c) amounts becoming due and payable pursuant to the proviso to Section 8.02, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (other than deposits in accounts that have been specifically designated to the Lender as payroll accounts or trust accounts and that meet the requirements for payroll accounts or trust accounts) and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.07 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the

Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the funding of the Term Loan, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.11 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK

STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF (COLLECTIVELY, “NEW YORK COURTS”), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION, except that the Borrower agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts, and (ii) in any such action or proceeding brought against the Borrower in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude the Borrower from asserting or seeking the same in the New York Courts

(c) WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.13 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TERM LOAN OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

QUANTUM CORPORATION, as Borrower

By	/s/ Jon Gacek
Name:	Jon Gacek
Title:	Executive Vice President and Chief Financial Officer

EMC INTERNATIONAL COMPANY,
an entity organized under the laws of the Republic of Ireland

By	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	Director